Exhibit 10.26

CONSULTING AGREEMENT

FOR SERVICES BETWEEN

GLOBALOPTIONS, INC. & BKS ADVISORS, LLC

This Consulting Agreement (“Agreement”) dated as of the 8th day of January, 2003 (the “Effective Date”) is made and entered into by and between GlobalOptions, Inc. a Delaware corporation (the “COMPANY”), having a place of business at 1615 L Street, N.W., Washington, D.C. 20036, and BKS Advisors, LLC, having a place of business at 350 Park Avenue, New York, NY (“BKS”).

WITNESSETH:

WHEREAS, the parties desire to define the terms and conditions under which BKS shall act as a consultant to the COMPANY in rendering investment and corporate services to COMPANY in developing its business strategies for investors and future business;

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.	Relationship of the Parties. BKS shall act as a consultant to the COMPANY.

2.	Services

BKS will provide to COMPANY the services as follows (the “Services”): (i) assist the Company in its development of its business plan, product description, and financial forecast; (ii) assist the Company in developing its business strategy; (iii) assist the Company in its investor relations, including but not limited to, establishing tools and procedures for evaluating its existing financing and tracking the Company’s performance; (iv) assist in corporate development activities including alliances and acquisition analysis and structuring; (v) facilitate the business development with major corporate customers; and (vi) assist the Company in preparing to raise additional financing.

3.	Performance.

BKS shall devote such time to performing the Services as BKS shall deem, in its discretion, necessary. Such Services, in BKS’s discretion, shall be rendered in person or by telephone or other communication. BKS shall have no obligation to the COMPANY as to the manner and time of rendering the Services hereunder and the COMPANY shall not have any right to dictate or direct the details of the Services rendered hereunder. The COMPANY shall not control the means or manner in which BKS, its employees and contractors perform the work, but only the results to be accomplished.

BKS agrees to spend at least 10 days per month to fulfill the performance obligations. Should the COMPANY want Services that require additional time above this amount, the parties will agree upon the amount of time in advance each month.

Should the COMPANY require Services such as fund raising or M&A activity outside of the scope of the above Services, the parries agree to discuss these activities and the applicable rates on a project-by-project basis.

4.	Term and Termination.

A.	Term. The term of this Agreement is for fifteen (15) months beginning on the Effective Date and shall automatically renew for successive terms of the same duration, unless either party provides 90 days written notice to the other party prior to the termination of the applicable initial term or renewal term. The end of such term shall be the “Expiration Date”.

B.	Termination for Cause. If either party should breach a material provision of this Agreement, the other party may terminate this Agreement upon thirty (30) days written notice unless the breach is cured within the notice period or, if the breach cannot reasonably be so cured, diligent efforts to effect such cure are commenced during that period and are continued until the cure is completed, which shall be within a reasonable time. In no event shall the breaching party’s ability to cure exceed forty-five (45) days from the date the breaching party received written notification of the breach, unless otherwise agreed to in writing by both parties. In the event the breach cannot be cured within said time period, the non-breaching party may elect to terminate this Agreement. Notwithstanding the foregoing, the COMPANY may not terminate this Agreement without the consent of a majority of the Company’s Board of Directors, including both of the Investor Directors (as such term is defined in the Stockholders Agreement dated as of January 2002 by and among the Company and its stockholders).

5.	Payment.

The COMPANY shall pay BKS twenty five thousand dollars ($25,000.00) per month at the beginning of each month via wire transfer starting April 1, 2003. Additional time required and agreed upon in advance will be at a rate of $2500 per day to be paid monthly.

The COMPANY may elect to reset the amount of Services required on a quarterly basis to take effect 90 days later with the quarter starting April 1, 2003 to be effective July 1, 2003, should the Services used in the prior 90 days (e.g. January 1, 2003 – March 31, 2003) be less than  2/3rds of the Performance amount above, and will notify BKS of this in writing 90 days in advance of the effective reset date. The Services and respective time may be increased upon mutual agreement or reduced at that time to an amount not less than $16,700 per month and may thereafter be readjusted up on a quarterly basis upon mutual agreement by both parties.

The COMPANY may also elect to reset the amount of Services required on a quarterly basis to take effect 90 days later with the quarter starting July 1, 2003 to be effective October 1, 2003, should the COMPANY hire a full-time senior level CFO during the prior 90 days (e.g. April 1, 2003 – June 30, 2003) and will notify BKS of this in writing 90 days in advance of the effective reset date. The Services and respective time may be increased upon mutual agreement or reduced at that time to an amount not less than $12,500 per month and may thereafter be readjusted up on a quarterly basis upon mutual agreement by both parties.

BKS shall be reimbursed for all out of pocket expenses for travel to the COMPANY’s site and other travel and business expenses as required to perform the above Services. Other non-travel related expenses greater than $1000 per month must be pre-approved by the COMPANY. All expense reimbursements to be paid upon receipt by the COMPANY.

6.	Confidential Information.

A.	Non-Disclosure. Both parties acknowledge that either party may disclose to the other in connection with the performance of this Agreement, information the disclosing party considers confidential or proprietary (“Confidential Information”), the disclosure of which would be damaging to the disclosing party. For purposes of this Section 6, Confidential Information shall include all non-public information of either party and/or the Client which a party and/or Client (i) marks as, or (ii) claims to the other to be, trade secret information, or (iii) which is recognizable by its nature to be a trade secret, or (iv) which is learned by one party without the other’s intentional disclosure to it, or (v) which one party knows is deemed by the other to be its trade secret information including, without limitation, all software (regardless of its state of completion or form of recordation), product proposals, internally devised technology, system or network architecture or topology, all security mechanisms, product or processing capacities, revenues, customer data (including identification), information relating to its business affairs (including internal procedures and policies) and Work Product.

B.	Restrictions on Use. Both parties agree not to disclose, duplicate, copy, transmit or otherwise disseminate in any manner whatsoever the Confidential Information provided to the other or learned by the other in connection with providing the services hereunder, except to (i) both parties’ regular employees having a need to know to perform the relevant services, and (ii) both parties’ employees or employees of other contractors or consultants, who have been given consent to receive the Confidential Information. All such persons receiving the Confidential Information shall (a) have requisite clearance; (b) a need to know such information; (c) have been informed of the confidential nature of the information; (d) agree in writing to act in accordance with the terms and conditions of this Agreement; and (e) have executed written agreements imposing upon such persons the same obligations as are imposed upon the parties hereunder. Each party agrees to make copies of such agreements available to the other upon request. In no event shall either party use any of the Confidential Information for its own benefit or that of any third party, nor to the other’s detriment; nor for any purpose other than performance of the Services pursuant to which it is disclosed or later associated; nor in any manner unnecessary to performance of such Services. Except in connection with Services expressly anticipating any such action, neither party shall interpret, reverse-engineer, decompile, disassemble, debug or otherwise use any part of software, to which it is given access in connection with the Services, to access or generate corresponding higher level code, or to access to logic intrinsic thereto; nor will it aid, abide or permit another to do so.

C.	Maintenance of Confidential Information. Both parties, with respect to the Confidential Information shall (i) maintain it in confidence; (ii) use at least the same degree of care in maintaining its secrecy as they use in maintaining the secrecy of their own proprietary, confidential and trade secret information, but in no event less than a reasonable degree of care; and (iii) use it only to fulfill their obligations under this Agreement unless hereafter agreed in writing by the other party.

D.	Exchange of Confidential Information. Upon completion of the Services, or upon the disclosing party’s earlier request, the receiving party shall immediately give over to the disclosing party all of the Confidential Information then in the receiving party’s possession. Neither party shall retain a part or copy of any of the other’s Confidential Information and, if requested in writing, the receiving party shall certify its exacting compliance with the foregoing provision.

E.	Survival. The provisions of this Section shall survive the termination or expiration of this Agreement and shall remain in effect so long as either party has in its possession any Confidential Information.

F.	Request for Disclosure. Both parties acknowledge the competitive value and confidential nature of the Confidential Information. In the event that the receiving party becomes legally compelled to disclose any of the disclosing party’s Confidential Information, the receiving party shall provide the disclosing party with prompt notice so that the disclosing party may seek a protective order or other appropriate remedy and the receiving party agrees to cooperate in seeking reasonable protective arrangements requested by the disclosing party. In the event that a protective order or other remedy to prevent disclosure is not obtained, the receiving party shall furnish only that portion of the Confidential Information which is legally required and the receiving party shall exercise its reasonable best efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information.

G.	Remedies. Both parties acknowledge and agree that, given the nature of the Confidential Information and the damage that may result if information contained therein is disclosed to any third party, money damages may not be sufficient remedy for any breach of this Agreement, and that, in addition to all other remedies, the non-breaching party may be entitled to specific performance and injunctive or other equitable relief as deemed proper or necessary by a court of competent jurisdiction as a remedy for any such breach, and the breaching party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

H.	Exceptions. Neither party shall have any obligation concerning any portion of the Confidential Information which (i) was known or independently developed by the receiving party before receipt, directly or indirectly, from the disclosing party, (ii) is lawfully obtained, directly or indirectly, by the receiving party from another party under no obligation of confidentiality, or (iii) is or becomes publicly available other than as a result of an act or failure to act by the receiving party or its employees.

7.	Ownership of Software, Data and Work Product.

All information or data concerning the COMPANY’S proprietary computer software programs and documentation, including system designs, drawings, specifications and related documents, financial information regarding the COMPANY, technical information, information regarding the COMPANY’S products and inventions or the marketing activities of the COMPANY, and statistical and personnel data relating to the COMPANY which is made available to BKS pursuant to this Agreement, whether made available before or after the Effective Date, and whether in oral or written form, stored on media or electronically transmitted (the “COMPANY Proprietary Information”) shall belong exclusively to the COMPANY. BKS shall keep all COMPANY Proprietary Information in strict confidence and shall limit disclosure of COMPANY Proprietary Information only to their employees, agents, principals, officers, representatives and consultants with a need to know who [a] have been approved in advance by the COMPANY, [b] have been advised of the confidential nature thereof, and [c] are under an express written obligation to maintain such confidentiality. In the event BKS breaches or threatens to breach any of the foregoing agreements, COMPANY, without waiving any other remedy it may have, may immediately institute legal or equitable proceedings for injunctive relief and damages for such breach, to include reasonable attorney’s fees and costs of suit.

For purposes of this Section, the term “Work Product” shall mean all work product developed in connection with the Services by BKS (tangible, recorded or otherwise, and without regard to the form of recordation or state of completion), whether or not such Services are complete; and the term “Work in Progress” at any time shall mean all Work Product in the hands of BKS including without limitation, working papers, narrative descriptions, reports, data, tapes, diskettes, software, and all materials of similar character. The terms “Work Product” and “Work in Progress” do not include any software tools owned or provided by BKS or any related specifications, tools, applications, routines, subroutines, techniques, systems, programs, ideas, methodologies, formulas and related items and documentation or any discoveries which BKS has previously created or developed. If the deliverables are supplied with any tools, databases, or methodologies utilized by BKS in the performance of the Services and which are proprietary to, licensed by, or owned by BKS, BKS hereby grants to COMPANY an irrevocable, non-exclusive, transferable, paid-up worldwide license to use, sell or otherwise transfer such deliverable.

8.	Indemnity.

A. Each party (the “indemnitor”) agrees to indemnify and hold the other party (the “indemnitee”), and each of its employees, agents, and representatives harmless from and against any and all losses, claims or damages (including reasonable attorney’s fees and allocated in-house legal expenses) arising out of or relating to this Agreement from or in connection with (i) any damage, loss (including theft) or destruction of any real or tangible personal property, or (ii) death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitee, by reason of the negligence or willful act or omission of the indemnitor. This indemnity is not intended to and shall not be interpreted so as to permit indemnification of the indemnitee for its own negligence or willful misconduct or the negligence or willful misconduct of its employees, agents or representatives. The employees or agents of either party shall not, when at the premises of the other party, be deemed the other party’s business invitee or business visitor.

B. Each parry further agrees to hold the other party and its officers, directors, employees, agents and contractors harmless from any claim based upon actual or alleged infringement of any patent, trademark or copyright by all or any part of the information, data or material provided by the indemnitor pursuant to this Agreement, or wrongful use of any trade secret or confidential information involving all or any portion of any information, data or material provided by the indemnitor.

C. The indemnitee shall give the indemnitor written notice of any such claim, suit or proceeding of which the indemnitee becomes aware. The indemnitor shall have sole control of, and will defend or negotiate settlement of, at its own expense, any such claim or action.

9.	Warranty.

A. Performance of Services. BKS warrants to COMPANY that the Services will be performed in a good and workmanlike manner, in accordance with the specifications described in this Agreement.

B. State and Federal Taxes. As neither parties’ personnel are employees of the other, neither party shall take any action or provide the other’s personnel with any benefits or commitments inconsistent with any of its obligations hereunder. In particular: (i) COMPANY will not withhold FICA (Social Security) from BKS’s payments; (ii) neither party will make state or federal unemployment insurance contributions on behalf of the other or the other’s personnel; (iii) COMPANY will not withhold state and federal income tax from payment to BKS; (iv) neither party will make disability insurance contributions on behalf of the other; or (v) neither party will obtain worker’s compensation insurance on behalf of the other or the other’s personnel.

C. Qualified Personnel. All Services being provided by BKS hereunder must be performed by employees or agents of BKS having a level of skill, training and expertise commensurate with the requirements of the Services being performed. Notwithstanding the foregoing, nothing in this Subsection C shall authorize or permit either party to unlawfully discriminate against any person.

10.	Non-Solicitation. Neither party shall knowingly hire or contract with staff members or consultants of the other party for a period of one (1) year after the termination or completion of this Agreement without the prior written consent of such other party.

11.	No Restriction on Activities. This Agreement shall in non way prohibit BKS or any of its partners or affiliates or any director, officer, partner or employee of BKS or any if its partners or affiliates from engaging in other activities (including the provision to other persons or entities of services similar to the Services provided hereunder), whether or not competitive with any business of the Company or any of its affiliates.

12.	Compliance with Applicable Laws. Both parties shall at their own expense comply with all laws and regulation of federal, state and local government authorities relating to its obligations under this Agreement, including, without limitation, all safety and employment tax regulations.

13.	Assignment. Neither party shall sell, assign, or subcontract any right or obligation hereunder without the prior written consent of the other and such consent shall not be unreasonably withheld.

14.	Attorney’s Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses in addition to any other relief available to the prevailing party.

15.	Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provisions of this Agreement shall be effective only if in writing and signed by the parties hereto.

16.	Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

17.	Section Titles. Section titles as to the subject matter of particular sections herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

18.	No Waiver of Default. The failure of either party to exercise any right of termination hereunder shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

19.	Non-Interference with Contractual Relationship. Both parties represent and warrant that they have full right and authority to enter into this Agreement and that they are not a party to any agreement or subject to any restriction which would interfere or present a conflict of interest with the work to be performed hereunder.

20.	Dispute Resolution. All disputes, controversies, or differences arising in connection with the validity, execution, performance, breach, non-renewal or termination of this Agreement shall be finally settled in an arbitration proceeding under the Rules of the American Arbitration Association by one arbitrator with expertise in the consulting/information industry in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Selection of the arbitrators shall be as follows: the parties shall mutually appoint one arbitrator within twenty (20) days after the parties have agreed to go to arbitration. If the parties fail to appoint the arbitrator within said period, the parties will apply to the American Arbitration Association for appointment of the arbitrator. The parties agree to be bound by the findings of the arbitration. Notwithstanding the foregoing, the courts shall have jurisdiction over injunctive or provisional relief pending arbitration. The arbitrator shall be empowered to award damages only as permitted by the express terms of this Agreement. The non-prevailing party to the arbitration shall pay all the prevailing party’s expenses of the arbitration, including reasonable attorneys’ fees and other costs and expenses incurred in connection with the prosecution or defense of such arbitration.

21.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the District of Columbia, without giving effect to its conflict of law principles. Subject to the Dispute Resolution provisions of Section 19 hereof, the parties agree to submit to the exclusive jurisdiction of the state and federal courts of the District of Columbia with respect to disputes between the parties arising under or related to this Agreement.

22.	Covenant of Good Faith. The parties agree that, in their respective dealings arising out of or related to this Agreement, they shall act fairly and in good faith.

23.	Survival. The provisions of this Agreement that by their nature extend beyond the expiration or early termination of this Agreement will survive and remain in effect until all obligations are satisfied. Specifically, both parties obligations to indemnify the other shall survive this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

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